AXA Equitable Holdings, Inc. Announces Transfer of AXA Equitable Life Insurance Company’s Interests in AllianceBernstein to a Newly-created Wholly-owned Subsidiary

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New York, NY, January 3, 2019 — AXA Equitable Holdings, Inc. (NYSE: EQH) announced today that EQH and certain of its subsidiaries have executed a series of transactions that transferred all of the interests in AllianceBernstein (NYSE: AB) held directly or indirectly by EQH’s subsidiary AXA Equitable Life Insurance Company (including units of the limited partnership interest in AllianceBernstein L.P., units representing assignments of beneficial ownership of limited partnership interests in AllianceBernstein Holding L.P. and shares of AllianceBernstein Corporation) to a newly-created wholly-owned subsidiary of EQH. These transactions were undertaken in order to simplify the EQH corporate structure and streamline EQH’s cash flow and capital management.

ABOUT AXA EQUITABLE HOLDINGS

AXA Equitable Holdings, Inc. (NYSE: EQH) is one of the leading financial services companies in the U.S. and is comprised of two complementary and well-established principal franchises, AXA Equitable Life Insurance Company and AllianceBernstein. We have been helping clients prepare for their financial future since 1859 and have a combined total of more than 12,100 employees and financial professionals, 5.3 million customer relationships and $668 billion of assets under management (as of 09/30/18).

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